                        EXHIBIT 3(a)

            RESTATED CERTIFICATE OF INCORPORATION OF

                  SOUTHERN UNION COMPANY

            RESTATED CERTIFICATE OF INCORPORATION



SOUTHERN UNION COMPANY, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Southern Union Company and the name under which the corporation was originally incorporated is Southern Union Utilities Company.

     The date of filing its original Certificate of Incorporation with the Secretary of State was December 13, 1932.

2. This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation law.

FIRST:  The name of the corporation is Southern Union Company.

SECOND: The name of the county and the city, town or place within the county in which the principal office or place of business of the corporation is to be located in the State of Delaware and the street and number of such principal office or place of business is: 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its Resident Agent is The Corporation Trust Company, and the address by street and number of said Resident Agent is 1209 Orange Street, City of Wilmington, State of Delaware.

THIRD: The nature of the business of the corporation or objects or purposes to be transacted, promoted or carried on by it are:

     (a) To mine for, prospect for, drill for, produce, store, refine, buy or in any manner acquire, convert or manufacture into its several products, and to market, sell, transport, and distribute natural gas, manufactured gas, artificial gas and/or liquefied petroleum gas, and any mixture or combination of any such gases, and any derivatives or products or residual products or manufactured products of such gases or any of them; to mine for, prospect for, drill for, produce, buy or in any manner acquire, refine, convert or manufacture into its several products, and to sell, market, distribute and transport petroleum and its derivatives, products and by-products and to construct, lay, purchase or in any manner acquire, and to own, hold, maintain and operate, and to sell, exchange, lease, encumber or in any manner dispose of works, buildings, pipe lines, mains, distribution systems, machinery, appliances, apparatus, facilities, rights, privileges, franchises, ordinances and all such real and personal property as may be necessary, useful or convenient in the production, acquisition, sale, storage, combustion, refining, manufacturing, conversion, transportation and marketing of natural gas, manufactured gas, artificial gas, liquefied petroleum gas and petroleum, or any of them, and the derivatives, products or by-products thereof, however derived;

     (b) To acquire, by purchase or otherwise, construct, lease, let, own, hold, sell, convey, equip, maintain, operate and otherwise deal in and with pipe lines, cars, vessels, tanks, tramways, refineries, reduction plants, land and interests in land and any and all other properties, conveyances, appliances, and apparatus for storing, transporting, distributing, marketing, converting, manufacturing, distilling, refining, reducing, preparing, or otherwise dealing in and with petroleum, gas, gasoline, liquefied petroleum gases, asphaltum, and any and all other minerals, metals and ores, and the derivatives, products and by-products thereof, however derived;

     (c) To carry on the general business of an electric light, heat and power company in all of its branches and to generate, buy or in any manner acquire, accumulate, distribute, market and supply electric current, light, heat and power to cities, towns, streets, buildings and places, both public and private, and to any consumer of electric energy for any purpose, and to construct, lay down, establish, fix, and to carry on the business of electrical and mechanical engineers, suppliers of electricity for the purpose of light, heat and power or otherwise; to manufacture or deal in things required for or capable of being used in connection with the generation, distribution, accumulation, sale, improvement and/or consumption of electricity;

     (d) To carry on the business of telephone, telegraph and/or cable company, and to establish, work, control, regulate, manage, maintain and operate telephone lines and exchanges and to transmit and facilitate the transmission of telephone, telegraph and/or cable communications and messages; to construct, equip, maintain, operate, lease and sell telephone, telegraph and cable lines and systems and all kinds of works, machinery, apparatus, conveniences and things capable of being used in connection with any of these objects;

     (e) To purchase, lease, or otherwise acquire, build, construct, erect, hold, own, improve, enlarge, maintain, operate, control, supervise, and manage, and to sell, lease, or otherwise dispose of water and waterworks for the purpose of supplying municipalities, corporations, and individuals with water for public, corporate, business, irrigation, or domestic use; to construct, purchase, lease or otherwise acquire, maintain, and operate dams, reservoirs, settling basins, irrigation systems, pumping stations, water towers, buildings, plants, machinery, distribution systems, mains, pipes, conduits, aqueducts, meters, and all other necessary apparatus, appliances, rights, permits and property used or useful or convenient for use in the acquisition, distribution, measurement, and sale of water;

     (f) To manufacture ice and to buy, sell and generally deal in artificial and/or natural ice both at wholesale and retail, to purchase or otherwise acquire and to sell or otherwise dispose of and maintain and operate ice manufacturing plants of all kinds and descriptions; to carry on and conduct the business of storage, cold storage, warehousing, refrigeration, freezing and all business necessarily or impliedly incidental thereto;

     (g) To carry on the business of sewage disposal and to purchase, lease or otherwise acquire, build, construct, erect, hold, own, improve, enlarge, maintain, operate, control, supervise and manage sewers and sewage disposal plants and systems for the purpose of furnishing sewer and sewage disposal services to municipalities, corporations, and individuals; and to own and acquire all necessary apparatus, appliances, rights, permits and property used or useful or convenient for use in connection therewith;

     (h) To acquire, own, construct, erect, lay down, manage, maintain, operate, enlarge, alter, work and use all such lands and interests in land, buildings, easements, gas, electric and other works, machinery, plant, stock, pipes, lamps, meters, fittings, motors, apparatus, appliances, materials and things, and to supply all such materials, products and things as may be necessary,
          incident or convenient in connection with the production, use, storage, manufacture, combustion, conversion, regulation, purification, measurement, supply and distribution of any of the products of the corporation;

     (i) To carry on and conduct a general utility management, servicing, operating, engineering and contracting business; to appraise, value, design, build, construct, enlarge, develop, improve, extend and repair light, heat, power, transmission and hydraulic plants, electrical works, machinery and appliances, telegraph and telephone lines, dams, reservoirs, canals, bridges, piers, docks, mines, shafts, tunnels, wells, water works, street railways, interurban railways, railways and buildings;

     (j) To engage in and conduct any one or more or all of the businesses classed as public utilities, particularly including but not limited to the businesses of supplying any one or more of the following, for employment in any manner for which the same may be employed, to wit: power and energy, in the form of electric current, as well as in every other form; heating from steam, hot water or otherwise; natural gas, manufactured gas, artificial gas and/or liquefied petroleum gas, ice, water, sewer, sewage disposal, telephone, telegraph or cable service, cold storage and warehousing;

     (k) To obtain the grant of, purchase, lease, or otherwise acquire any concessions, rights, options, patents, privileges, lands and interests therein, rights of way, sites, properties, undertakings or businesses, or any right, option or contract in relation thereto, and to perform, carry out and fulfill the terms and conditions thereof, and to carry the same into effect and to develop, maintain, lease, sell, transfer, dispose of and otherwise deal in and with the same;

     (l) To subscribe for, or cause to be subscribed for, buy, own, hold, purchase, receive, or acquire, and to sell, negotiate, guarantee, assign, deal in, exchange, transfer, mortgage, pledge or otherwise dispose of, shares of the capital stock, scrip, bonds, coupons, mortgages, debentures, debenture stock, securities, notes, acceptances, drafts and evidences of indebtedness issued or created by other corporations, joint stock companies or associations, whether public, private or municipal, or by any corporate or unincorporated body, or by any government or governmental subdivision or agency, and while the owner thereof, to possess and to exercise in respect thereof all the rights, powers and privileges of ownership, including the right to vote thereon; to guarantee the payment of dividends on any shares of the capital stock of any of the corporations, joint stock companies or associations in which the corporation has or may at any time have an interest, direct or indirect, and to become surety in respect of, endorse, or otherwise guarantee the payment of the principal of or interest on any scrip, bonds, coupons, mortgages, debentures, debenture stock, securities, notes, drafts, bills of exchange or evidence of indebtedness, issued or created by any such corporations, joint stock companies or associations; to become surety for or guarantee the carrying out and performance of any and all contracts, leases, and obligations of every kind of any corporations, joint stock companies, or associations and in particular of any corporation, joint stock company or association any of whose shares, scrip, bonds, coupons, mortgages, debentures, debenture stock, securities, notes, drafts, bills of exchange or evidence of indebtedness, are at any time held by or for the corporation, and to do any acts or things designed to protect, preserve, improve or enhance the value of any such shares, scrip, bonds, coupons, mortgages, debentures, debenture stock, securities, notes, drafts, bills of exchange or evidences of indebtedness;

     (m) To organize, incorporate, reorganize, finance, and to aid and assist, financially or otherwise, companies, corporations, joint stock companies, syndicates, partnerships and associations of all kinds, and to underwrite, subscribe for and endorse the bonds, stocks, securities, debentures, notes or undertakings of any such company, corporation, joint stock company, syndicate, partnership or association, and to make any guarantee in connection therewith or otherwise for the payment of money or for the performance of any obligation or undertaking, and to do any and all things necessary or convenient to carry any of such purposes into effect; to buy, sell and otherwise deal in notes, open accounts and other similar evidences of debt, and to loan money and to take notes, open accounts and other similar evidences of debt as collateral security therefor and to charge any lawful rate of interest in connection therewith;

     (n) To improve, manage, develop, sell, assign, transfer, lease, mortgage, pledge, or otherwise dispose of or turn to account or deal with all or any part of the property of the corporation, and from time to time to vary any investment or employment of capital of the corporation;

     (o) To borrow money, and to make and issue notes, bonds, debentures, obligations and evidences of indebtedness of all kinds, whether secured by mortgage, pledge, or otherwise, without limit as to amount, and to secure the same by mortgage, pledge or otherwise; and generally to make and perform agreements and contracts of every kind and description;

     (p) To manufacture, buy, sell, deal in and to engage in, conduct and carry on the business of manufacturing, buying, selling, and dealing in goods, wares, and merchandise of every class and description;

     (q) To the same extent as natural persons might or could do, to purchase or otherwise acquire, and to hold, own, maintain, work, develop, sell, lease, exchange, hire, convey, mortgage or otherwise dispose of and deal in, lands and leaseholds, and any interest, estate and rights in real property, and any personal or mixed property, and any franchises, rights, licenses or privileges necessary, convenient or appropriate for any of the purposes herein expressed;

     (r) To apply for, obtain, register, purchase, lease or otherwise to acquire and hold, own, use, develop, operate and introduce, and to sell, assign, grant licenses, or territorial rights in respect to, or otherwise to turn to account or dispose of, any copyrights, trademarks, trade names, brands, labels, patent rights, letters patent of the United States or of any other country or government, inventions, improvements and processes, whether used in connection with or secured under letters patent or otherwise;

     (s) To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either along or in association with other corporations, firms or corporations, firms or individuals, and to do every other act or acts, thing or things, incidental or appurtenant to or growing out of or connected with the aforesaid business or powers or any part or parts thereof, provided the same to be not inconsistent with the laws under which the corporation is organized;

     (t) The business or purpose of the corporation is from time to time to do any one or more of the acts and things hereinabove set forth, and it shall have power to conduct and carry on its said business, or any part thereof, and to have one or more offices, and to exercise all or any of its corporate powers and rights, in the State of Delaware, and in any one or more of the various other states, territories, colonies, dependencies of the United States, in the District of Columbia, and in all or any foreign countries.

The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of the corporation and are in furtherance of, and in addition to, and not in limitation of the general powers conferred by the laws of the State of Delaware.

FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue shall be 51,500,000 of which 1,500,000 shares shall be Cumulative Preferred Stock without par value (the "Preferred Stock"), and 50,000,000 shares shall be common stock of the par value of $1.00 per share (the "Common Stock").

The following is a statement of certain of the designations, powers, preferences and relative, participating, voting, optional and other special rights, and of the qualifications, limitations and restrictions thereof, in respect of the stock of such classes, together with the grant of authority to the Board of Directors of the corporation to fix by resolution or resolutions, in respect of any series of the Preferred Stock, the remainder of the designations, powers, preferences and relative, participating, voting, optional and other special rights, and of the qualifications, limitations and restrictions thereof;

(1) The Preferred Stock is senior to the Common Stock, and the Common Stock is junior to and subject to all rights and preferences of the Preferred Stock, to the extent and in the particulars hereinafter set forth or provided for in the resolution or resolutions of the Board of Directors with respect to the Preferred Stock adopted as herein authorized.

(2) The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors pursuant to authority hereby vested in it, each series to be appropriately designated, prior to the issue of any shares thereof, by some distinguishing rate of dividend, number, letter or title. All shares of each series of Preferred Stock shall be alike in every particular (except as to the date from which dividends shall commence to accrue) and all shares of Preferred Stock shall be of equal rank and have the same powers, preferences, and rights and shall be subject to the same qualifications, limitations and restrictions, without distinction between the shares of different series thereof, except only in regard to the following particulars, which may be different in the different series:

     (a) the amount or amounts payable, together with accrued dividends to the date of distribution as hereinafter provided, to holders thereof upon any involuntary liquidation, dissolution or winding-up of the corporation (such amount or amounts, exclusive of such accrued dividends, being hereinafter referred to as the "Stated Value" of the shares in question), provided, however, that the aggregate Stated Value of all shares of Preferred Stock at any time outstanding shall not exceed $60,000,000;

     (b) the annual rate or rates of dividends payable on shares of such series and the dates from which such dividends shall commence to accrue;

     (c) the amount or amounts payable upon redemption thereof and, subject to applicable provisions of the Restated
          Certificate of Incorporation, as amended, the manner of effecting such redemption;

     (d) the preferential amount or amounts payable to holders thereof upon any voluntary liquidation, dissolution or winding-up of the corporation;

     (e) the provisions of any sinking, purchase and/or analogous funds, if any, with respect thereto (including provisions, if any, with respect thereto requiring the corporation to set aside funds with which to purchase and acquire shares thereof, or to attempt to purchase and acquire shares thereof, at prices not exceeding the redemption price from time to time applicable);

     (f) the terms and rates of conversion and/or exchange thereof, if convertible and/or exchangeable;

     (g) the provisions as to voting rights, if any, and/or as to other restrictions and limitations, if any, created for the benefit and protection of holders of Preferred Stock of one or more series, additional to provisions contained in this Article FOURTH for the benefit and protection of all holders of Preferred Stock; and

     (h) the provisions, if any, for reimbursement by the corporation to the holders of shares of one or more series, of the amount of certain taxes paid by them, to the extent it can do so from funds which at the time might be properly applied (under the laws of the State of Delaware and under the provisions of the Restated Certificate of Incorporation, as amended, and under resolutions of the Board of Directors adopted as herein authorized) to the payment of dividends on shares of the corporation ranking junior to the Preferred Stock as to dividends.

The designations of each series of Preferred Stock and its terms, preferences, powers and rights and qualifications, limitations or restrictions thereof in respect of the foregoing particulars shall be fixed and determined by the Board of Directors in any manner permitted by law and stated in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors, pursuant to authority herein vested in it, before any shares of such series are issued (or, in the event of any change as contemplated by subparagraph (b) of Clause (7) of this Article FOURTH, after the issuance of such shares). Subject to the provisions of such resolution or resolutions the Board of Directors may from time to time increase the number of shares of any series of Preferred Stock already created by providing that unissued shares of Preferred Stock, or any shares of Preferred Stock of a different series reacquired or redeemed by the corporation and not then outstanding, shall constitute part of such series, and/or may decrease (but not below the number of shares thereof then outstanding) the number of shares of any series of Preferred Stock already created by providing that any unissued shares, or any shares reacquired or redeemed by the corporation and not then outstanding, previously assigned to such series shall no longer constitute part thereof, and/or may classify or reclassify any unissued Preferred Stock or any shares reacquired or redeemed by the corporation and not then outstanding, by fixing or altering the terms thereof in respect of any of the above-mentioned particulars and by assigning the same to an existing or newly created series from time to time before the issuance of such stock.

(3) The Preferred Stock of each series shall be entitled to receive, and the corporation shall be bound to pay thereon, but only as and when declared by the Board of Directors, out of any assets, profits or funds of the corporation at the time legally available therefor, cumulative cash dividends at the annual rate which shall be fixed by the Board of Directors for such series as herein authorized, and no more, payable quarterly on the fifteenth days of March, June, September and December in each year. Such dividends shall be cumulative, shall be deemed to accrue from day to day regardless of whether or not earned or declared, and shall commence to accrue on each share of Preferred Stock either:

     (a) from such date, if any, as may be fixed by the Board of Directors prior to the issue thereof;

     (b) if no such date is fixed and if such shares shall be issued in the period following a dividend record date fixed for the series of which it is a part and up to and including the dividend payment date for which such record was taken, then from such dividend payment date; or

     (c) otherwise from the dividend payment date next preceding the date of issue of such share, or if such share shall be issued on a dividend payment date, from such dividend payment date.

     The corporation in making any dividend payment upon the Preferred Stock shall make dividend payments ratably upon all outstanding shares of Preferred Stock in proportion to the amount of the dividends accrued thereon to the date of such dividend payment. Accumulations of dividends shall not bear interest.

     In no event, so long as any Preferred Stock shall remain outstanding, shall any dividend whatsoever (other than a dividend payable in shares of stock of the corporation ranking junior to the Preferred Stock as to dividends and assets) be declared or paid upon, nor shall any distribution be made or ordered in respect of, the Common Stock or any other class of stock ranking junior to the Preferred Stock as to dividends or assets, nor shall any moneys (other than the net proceeds received from the sale of stock ranking junior to the Preferred Stock as to dividends and assets) be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of shares of Common Stock or of any other class of stock ranking junior to the Preferred Stock as to dividends or assets, unless:

     (i) all dividends on all outstanding shares of Preferred Stock of all series for all past dividend periods shall have been paid and the full dividend on all outstanding shares of Preferred Stock of all series for the then current quarterly dividend period shall have been paid or declared and set apart for payment; and

     (ii) the corporation shall have set aside all amounts, if any, theretofore required to be set aside as and for sinking, purchase and/or analogous funds, if any, for the Preferred Stock of all series.

(4) The corporation, at the option of the Board of Directors, may at any time redeem the whole, or from time to time may redeem any part, of the Preferred Stock, by paying therefor in cash the amount fixed by the Board of Directors for redemption of shares of such series as herein authorized, such sum being hereinafter in this Clause (4) referred to as the "redemption price." If less than all of the outstanding shares of Preferred Stock are to be called for redemption, redemption may be made of the whole or any part of the outstanding shares of any one or more series, in the discretion of the Board of Directors, and if less than all outstanding shares of any series are to be redeemed, the shares to be redeemed shall be selected by whichever of the following methods the Board of Directors shall choose: by lot or pro rata in such manner as may be prescribed by resolution of the Board of Directors. Not more than sixty
     (60) days and not less than thirty (30) days prior to the redemption date, notice of the proposed redemption shall be mailed to the holders of record of the shares of Preferred Stock to be redeemed, such notice to be addressed to each such stockholder at his last known post office address shown on the records of the corporation and the time of mailing such notice shall be deemed to be the time of the giving thereof. On or after the date of redemption stated in such notice (sometimes referred to in this Clause (4) as the "redemption date"), each holder of shares of Preferred Stock called for redemption shall surrender his certificate(s) for such shares to the corporation (endorsed if required) at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price. In case less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been given as aforesaid, and if on or before the redemption date funds necessary for the redemption shall have been set aside so as to be and continue available therefor, then, notwithstanding that the certificates representing any shares of Preferred Stock so called for redemption shall not have been surrendered, such shares shall not be deemed to be outstanding for any purpose, the dividends thereon shall cease to accrue after the redemption date, and all rights with respect to the shares so called for redemption shall forthwith after such redemption date cease and determine, except only the right of the holders of certificates issued to represent such shares to receive the redemption price without interest, upon endorsement, if required, and surrender of said certificates. If such notice of redemption of all or any part of the Preferred Stock shall have been mailed as aforesaid and the corporation shall thereafter deposit money for the payment of the redemption price pursuant thereto with any bank or trust company (referred to in this Clause
     (4) as to the "depository") in Dallas, Texas, or Chicago, Illinois, having a combined capital and surplus of not less than $2,000,000 selected by the Board of Directors for that purpose, to be applied to such redemption, then from and after the making of such deposit such shares shall not be deemed to be outstanding for any purpose and the rights of the holders of certificates issued to represent such shares shall be limited to the right to receive payment of the redemption price (without interest) from the depository upon endorsement, if required, and surrender of said certificates; provided, however, that no then existing right of conversion or exchange, if any, with respect to such shares shall be impaired by such deposit. Any moneys so deposited which shall not be required for such redemption because of the exercise of any such right of conversion or exchange subsequent to the date of such deposit and prior to the expiration of such right shall be returned to the corporation forthwith. The corporation shall be entitled to receive, from time to time, from the depository the interest, if any, allowed on such moneys deposited with it, and the holders of certificates issued to represent any shares so redeemed shall have no claim to any such interest. Any moneys so deposited and remaining unclaimed at the end of six (6) years from the redemption date shall, if thereafter requested by resolution of the Board of Directors, be repaid to the corporation, and in the event of such repayment to the corporation, such holders of certificates issued to represent the shares so called for redemption as shall not have made claim against such moneys prior to such repayment to the corporation shall be deemed to be unsecured creditors of the corporation for an amount equivalent to the amount deposited as the redemption price of such shares and so repaid to the corporation, but shall in no event be entitled to any interest.

     The corporation shall not at any time redeem, or purchase or otherwise acquire less than all of the shares of Preferred Stock at the time outstanding, unless full dividends with respect to all past dividend periods and for the current dividend period have been paid or declared and set apart for payment on all shares of the Preferred Stock then outstanding and not then to be redeemed, purchased or otherwise acquired by the corporation; provided, however, if the corporation has paid or declared and set apart for payment full dividends with respect to all past dividend periods on such shares, it shall not be required to pay or declare and set apart for payment dividends on such shares for any current dividend period during which it may redeem, purchase or otherwise acquire shares of Preferred Stock of any series, at prices not exceeding the redemption price then applicable to such series, in pursuance of any sinking, purchase and/or analogous fund for shares of such series.

     Subject only to any applicable provisions of law and of the Restated Certificate of Incorporation, as amended, and to limitations, if any, placed upon the exercise of such right by resolution or resolutions adopted by the Board of Directors providing for the issue of Preferred Stock, as herein authorized, the corporation shall have the right to purchase, hold, sell and transfer shares of its own stock of any class or series; provided, that no such shares shall be deemed to be outstanding for any purpose during any time that it belongs to or is held by the corporation.

     Shares of Preferred Stock of any particular series may also be subject to redemption through operation of any sinking or analogous fund created for such series, at the prices and under the terms and provisions fixed for such fund by the Board of Directors as herein authorized.

(5) Upon any involuntary liquidation, dissolution or winding-up of the corporation, holders of the Preferred Stock of each series shall be entitled, before any distribution shall be made to the Common Stock or to any other class of stock ranking junior to the Preferred Stock as to dividends or assets, to be paid the Stated Value per share plus accrued dividends to the date of distribution; and upon any voluntary liquidation, dissolution or winding-up of the corporation, holders of the Preferred Stock of each series shall be entitled before any distribution shall be made to the Common Stock or to any other class of stock ranking junior to the Preferred Stock as to dividends or assets, to be paid the full preferential amount or amounts fixed by the Board of Directors for such series as herein authorized; but the Preferred Stock shall not be entitled to any further payment and any remaining net assets shall be distributed in accordance with the provisions hereinafter set forth in this Article FOURTH to the Common Stock. If upon such liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, the net assets of the corporation shall be insufficient to permit the payment to holders of all outstanding shares of Preferred Stock of all series of the full preferential amounts to which they are respectively entitled as aforesaid, then the entire net assets of the corporation shall be distributed ratably to holders of all outstanding shares of Preferred Stock in proportion to the full preferential amount or amounts to which each such share is entitled as aforesaid. Neither a consolidation nor merger of the corporation with or into any other corporation or corporations, nor the sale, lease or exchange of all or substantially all of the assets of the corporation shall be deemed to be a liquidation, dissolution or winding-up within the meaning of this Article FOURTH.

(6) Except as otherwise specifically provided in the Restated Certificate of Incorporation, as amended, or in the resolution or resolutions adopted by the Board of Directors, as herein authorized, or as otherwise expressly required by applicable law, the Preferred Stock shall not have any right to vote for the election of directors or for any other purpose:

     Provided, however, that if and whenever dividends on the Preferred Stock shall be in arrears and such arrearages shall aggregate an amount equal to at least six (6) quarterly dividends thereon, the Preferred Stock shall have the right, voting as a class, to elect two members of the Board of Directors of the corporation, and such right shall continue and be exercisable at each election of directors of the corporation until all arrearages in dividends on the Preferred Stock shall have been paid in full to holders of the Preferred Stock and the current quarterly dividend thereon for the current quarterly dividend period shall have been declared and set apart for payment, and thereupon all voting rights given by this proviso shall be divested from the Preferred Stock (subject, however to being at any time or from time to time similarly revived and divested). At any time after the holders of the Preferred Stock shall have thus become entitled to elect two members of the Board of Directors of the corporation, the Secretary of the corporation may, and upon the written request of holders of record of at least 10% in Stated Value of the Preferred Stock then outstanding addressed to him at the statutory office of the corporation in Delaware shall, call a special meeting of the holders of the Preferred Stock for the purpose of electing such two directors, to be held, within forty days of the receipt of such request, at the principal business office of the corporation, upon the notice then provided by law and the by-laws for the holding of special meetings of stockholders; provided, however, that the Secretary need not call any such special meeting at the request of such holders of Preferred Stock if a regular meeting of stockholders for the election of directors is to convene within ninety days after receipt by the Secretary of such request. If such special meeting is required to be called by the foregoing provisions but is not called by the Secretary within twenty days after receipt of such request, then the holders of record of 10% or more in Stated Value of the Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the place and upon the notice above provided, and any person so designated shall have access to the stock books of the corporation for such purpose. At any such special meeting or at any regular meeting for the election of directors at which the holders of Preferred Stock shall be entitled to elect two directors as aforesaid, the holders of a majority in Stated Value of the then outstanding shares of Preferred Stock present in person or by proxy shall be sufficient to constitute a quorum for the election of such two directors, which shall be elected by vote of holders of Preferred Stock having a plurality in Stated Value. The persons so elected by holders of the Preferred Stock as directors, together with the directors elected by the Common Stock or any other class or classes of stock having voting rights for the election of directors, shall constitute the Board of Directors of the corporation. Concurrently with the first election of two (2) directors by holders of the Preferred Stock after any vesting of the voting right hereinabove provided for, the number of directors constituting the Board shall be increased by two (2), and concurrently with the divestment of such right, as aforesaid, the number of such directors shall be reduced by two (2) and any person theretofore elected pursuant to such right shall automatically cease to be a member of the Board of Directors. Holders of the Preferred Stock shall be entitled at any election of directors where they are authorized to vote, whether a special election called for their benefit or a regular election, to exercise with respect to the two directors to be elected by such holders cumulative voting rights, if and to the extent that cumulative voting rights are provided for all stockholders of the corporation elsewhere in the Restated Certificate of Incorporation, as amended.

     Provided, further, that any series of Preferred Stock shall have such additional voting rights, if any (in addition to the voting rights in this Article FOURTH given to all Preferred Stock), as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the corporation, as herein authorized, prior to the issuance of any shares of such series.

     If less than a quorum of the outstanding Preferred Stock shall be represented at any meeting at which holders of such stock have a right to vote by class on any matter, whether provided for by law or in the Restated Certificate of Incorporation, as amended, or in the resolution or resolutions adopted by the Board of Directors providing for issue of any such stock, as herein authorized, the meeting may, nevertheless, proceed to transact any business and to make any determination for the purpose of which a quorum exists, including the election by other stockholders of directors which such other stockholders are entitled to elect, and such meeting with respect to the Preferred Stock may be adjourned from time to time, by affirmative action of a majority of such stock represented in person or by proxy, until a quorum exists for the determination of any matter, including the election of directors, by holders of such Preferred Stock.

     While any of the Preferred Stock shall be outstanding the by-laws of the corporation shall be (and are by action of the stockholders) amended and supplemented to the extent necessary that such by-laws shall be consistent with provisions of the Restated Certificate of Incorporation, as amended, respecting voting rights of holders of the Preferred Stock and the exercise thereof, and similar provisions, if any, contained in the resolution or resolutions adopted by the Board of Directors as herein authorized.

     Except as otherwise expressly provided hereinabove in this Clause (6) and hereinbelow in Clauses (7) and (8) of this Article FOURTH with respect to the Preferred Stock and except as otherwise may be required by law or expressly provided in the resolution or resolutions adopted with respect to the Preferred Stock by the Board of Directors as herein authorized, the Common Stock shall have the exclusive rights to vote for the election of directors and on all other matters and questions. Each stockholder entitled to vote at any particular time on any matter or question shall have one vote on each such matter or question for each share of stock held of record by him and entitled to voting rights at the time such vote is taken, except that each holder of Preferred Stock so entitled to vote shall have one vote for each $100.00 in Stated Value of the shares of Preferred Stock so held by him (or in the corresponding fraction of one vote in the case of any holder of less than $100.00 in Stated Value).

     Whenever holders of the Preferred Stock shall have become and then remain entitled to vote upon any matter or question, and only then, they shall be entitled to receive notice of any stockholders' meeting to be held with respect to such matter or question.

     Except as provided hereinbelow in Clauses (7) and (8) of this Article FOURTH, one or more additional classes of stock may be authorized and the amount of the authorized stock of any class or classes of the corporation may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding Common Stock of the corporation.

(7) So long as any shares of the Preferred Stock are outstanding, the corporation shall not, without the affirmative vote at a meeting (the notice of which shall state the general character of the matters to be submitted thereat), or the written consent with or without a meeting, of the holders of at least 66-2/3% in Stated Value of the then outstanding shares of Preferred Stock:

     (a) authorize or create, or increase the authorized amount of, any additional class of stock ranking prior to or on a parity with the Preferred Stock as to dividends or assets; or authorize or create, or increase the authorized amount of, any class of stock or obligations convertible into or evidencing the right to purchase any class of stock ranking prior to or on a parity with the Preferred Stock as to dividends or assets;

     (b) amend, alter or repeal any of the rights, preferences or powers of the outstanding Preferred Stock stated and expressed in the Certificate of Incorporation, as amended, or in the resolution or resolutions of the Board of Directors, adopted as herein authorized, so as adversely to affect the rights, preferences or powers of the Preferred Stock or its holders; provided, however, that if any such amendment, alteration or repeal would adversely affect the rights, preferences or powers of outstanding shares of Preferred Stock of any particular series (one or more) without correspondingly affecting the rights, preferences or powers of the outstanding shares of all series, then a like vote or consent by the holders of at least 66-2/3% in Stated Value of the Preferred Stock of the affected series (one or more) at the time outstanding shall also be necessary for effecting or validating any such amendment, alteration or repeal;

     (c) sell, lease, or convey all, or substantially all, of its property or business; or voluntarily liquidate, dissolve or wind up its business;

     (d) effect the merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into the corporation, unless the corporation resulting from or surviving such merger or consolidation will upon consummation of such merger or consolidation have no class of stock and no other securities, either authorized or outstanding, ranking prior to or on a parity with the Preferred Stock, except the same number of shares (or aggregate par value or Stated Value) of stock and the same principal amount of other securities with the same rights and preferences as the stock and other securities of the corporation respectively authorized and outstanding immediately preceding such merger or consolidation and unless each holder of the Preferred Stock immediately preceding such merger or consolidation shall receive or retain the same number of shares (or aggregate par value or Stated Value) of stock with the same rights and preferences of the resulting or surviving corporation.

(8) So long as any shares of Preferred Stock are outstanding, the corporation shall not, without the affirmative vote at a meeting (the notice of which shall state the general character of the matters to be submitted thereat) or the written consent with or without a meeting, of the holders of at least a majority in Stated Value of the then outstanding shares of Preferred Stock, increase the authorized amount of Preferred Stock, or decrease the authorized amount of Preferred Stock.

(9) Subject to all of the rights of the Preferred Stock, dividends may be paid upon the Common Stock as and when declared by the Board of Directors.

(10) Dividends upon the stock of the corporation of any class shall be payable only out of assets, profits or funds of the corporation at the time legally available therefor, and only when and as declared by the Board of Directors.
     The Board of Directors shall have power to determine whether any, and, if any, what part of such available assets, profits or funds shall be declared as dividends and paid to its stockholders; and all rights of holders of stock of the corporation of any class in respect of dividends shall be subject to the power of the Board of Directors so to do.

(11) The following terms, wherever used in this Article
     FOURTH, or in any resolution or resolutions heretofore or hereafter adopted by the Board of Directors as herein authorized, shall be deemed to have the following meanings.

     "Paid", whenever used with reference to dividends on any class or series of the corporation's stock shall mean paid in fact or tendered (including payment or tender by check or draft drawn by the corporation or its dividend paying agent) to holders of the stock entitled to receive such dividends, or set apart for payment to and made available to or subject to claim by such holders, irrespective of inability of the corporation or its paying agent to effect delivery of such dividends or of failure or refusal on the part of such holders, or any one or more of them, to reduce such dividends to possession.

     "Accrued dividends" or "dividends accrued", whenever used with reference to the Preferred Stock or any series thereof shall be deemed to mean an amount which shall be equal to dividends thereon at the rate per annum fixed by the Board of Directors as herein authorized for a particular series, computed from the date on which such dividends began to accrue on such shares to the date to which dividends are stated to accrue, less the aggregate amount of dividends theretofore and on such date paid thereon.

     "Board of Directors", when not otherwise specified, shall mean the Board of Directors of Southern Union Company at the time elected and acting.

     "Subsidiary" shall mean any corporation of which more than fifty per cent (50%) of the outstanding stock (other than directors' qualifying shares, if any) having by the terms thereof ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the corporation, or by any subsidiary, or by the corporation and any one or more subsidiaries.

     "Consolidated subsidiary" shall mean any subsidiary the accounts of which shall have been consolidated with those of the corporation in the financial statements in the latest annual report of the corporation to its stockholders or, if not so consolidated, the accounts of which are proposed by the corporation to be consolidated with its own accounts in the financial statements in the next succeeding annual report of the corporation to its stockholders.

     "Consolidated net income of the corporation and its consolidated subsidiaries" shall mean the balance remaining after deducting from the consolidated earnings and other income and profits of the corporation and its consolidated subsidiaries (including non-operating profits, but excluding any gain or loss realized upon the sale or other disposition of fixed property or other capital assets not made in the ordinary course of business and also upon the acquisition, redemption or retirement or sale of the securities of the corporation or of any consolidated subsidiary) all expenses and charges of every proper character, including interest, amortization of debt discount and expense, provision for all taxes (except and excluding taxes on account of any gain excluded above), adequate provision for depreciation, depletion and obsolescence, amounts appropriated under any plan of the corporation or of any consolidated subsidiary for extra compensation for, or pension to, officers and employees, dividends accrued on preferred stock of consolidated subsidiaries not owned by the corporation or another consolidated subsidiary, provision for net earnings applicable to all minority interests in common stock of consolidated subsidiaries, and proper reserves determined in good faith by the Board of Directors of the Company or of a consolidated subsidiary, as the case may be, in its discretion, all based upon a statement of income and profit and loss consolidating the accounts of the and its consolidated subsidiaries prepared in accordance with generally accepted principles of accounting.

     "Consolidated net income available for interest of the corporation and its consolidated subsidiaries" shall be determined in the same manner as "consolidated net income of the corporation and its consolidated subsidiaries" except that (1) no deduction shall be made for interest paid on funded debt, (2) if any property of the corporation or of a consolidated subsidiary shall have been acquired by it during any period for which such determination is made or shall be so acquired before or contemporaneously with the issuance of additional stock then proposed to be issued, the net income from such property during the period, or such part thereof as shall have preceded acquisition by the corporation or its consolidated subsidiary, as the case may be, to the extent not otherwise included, shall be included as a part of the consolidated net income of the corporation and its consolidated subsidiaries computed in the same manner as specified above except that federal taxes with respect to income from such property shall be adjusted as if such property had been owned by the corporation or its consolidated subsidiary during the entire period in question, and (3) if within such period or prior to or contemporaneously with the issuance of the additional stock, the corporation or a consolidated subsidiary shall have disposed of any property, voluntarily or through exercise of eminent domain or otherwise, then the net income (estimated, if necessary) from such property for the whole of the period in question shall be excluded from the consolidated net income of the corporation and its consolidated subsidiaries in such computation and federal taxes with respect to income shall be adjusted in making such computation as if such property had been disposed of prior to the period in question.

     "Funded debt" shall mean indebtedness which by its terms matures more than one year from the date of its creation.

FIFTH:  The corporation is to have perpetual existence.

SIXTH: The private property of the stockholders of the corporation shall not be subject to the payment of corporate debts to any extent whatever.

SEVENTH: At all elections of directors of the corporation, each stockholder having a right to vote thereupon shall be entitled to as many votes as shall equal the number of his shares of stock then having voting rights multiplied by the number of directors to be elected by the class of stockholders to which he belongs, and he may cast all of such votes for a single director or may distribute them among the number to be voted for by such class of stockholders, or any two or more of them as he may see fit.

EIGHTH: The following additional provisions are inserted for the management of the business and for the conduct of the affairs of the corporation and for the creation, definition, limitation and regulation of the powers of the corporation, the directors and stockholders:

Except as otherwise fixed by or pursuant to the provisions of Article FOURTH of the Restated Certificate of Incorporation relating to the rights of the holders of the Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the whole Board of Directors shall be not less than five (5) nor more than thirteen
(13). Within such limits, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). At the special meeting of stockholders at which this paragraph is adopted, the directors shall be divided into three classes, designated Class I, Class II and Class III (which at all times shall be as nearly equal in number as possible), with the term of office of Class I directors to expire at the 1985 annual meeting of stockholders, the term of office of Class II directors to expire at the 1986 annual meeting of stockholders, and the term of office of Class III directors to expire at the 1987 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

Subject to the rights of the holders of any class or series of capital stock of the corporation entitled to vote generally in the election of directors (hereinafter referred to as the "Voting Stock") then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class. Except as may otherwise be provided by law, cause for removal shall be construed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal, or has been adjudged by a court of competent jurisdiction to be liable for negligence, or misconduct, in the performance of his duty to the corporation in a matter of substantial importance to the corporation, and such adjudication is no longer subject to direct appeal.

Subject to the rights of the holders of any class or series of the Voting Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

Notwithstanding the foregoing, whenever the holders of the Preferred Stock shall have the right to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article unless expressly provided by such terms.

Subject to the voting rights of the Preferred Stock as in Article FOURTH hereof provided and to any voting rights created for the benefit of any series of Preferred Stock by any resolution or resolutions of the Board of Directors providing for the issue of Preferred Stock adopted as authorized in said
Article, the Board of Directors shall also have power, without the assent or vote of the stockholders, from time to time:

(1) to fix the times for the declaration and payment of dividends;

(2) to fix and vary the amount to be reserved as working capital or for any other proper purpose or purposes;

(3) to authorize and cause to be executed mortgages and liens upon all the property and assets of the corporation, or any part thereof, whether at the time owned or thereafter acquired, upon such terms and conditions as it may determine;

(4) to determine the use and disposition of any surplus or net assets in excess of capital;

(5) to make and alter by-laws of the corporation, subject to the right of the stockholders to make and alter by-laws of the corporation; provided, however, that the directors shall not modify or repeal any by-law hereafter made by the stockholders;

(6) to pay for, in cash or property, any property or rights acquired by the corporation or to authorize the issue and exchange therefor of shares of the capital stock of the corporation or bonds, debentures, notes or other obligations or other securities of the corporation, whether secured or unsecured; and

(7) to borrow or otherwise raise moneys, without limit to amount, for any of the purposes of the corporation; to authorize the issue of bonds, debentures, notes or other obligations of the corporation, of any nature or in any manner, secured or unsecured, for moneys so borrowed; to authorize the creation of mortgages upon, or the pledge or conveyance or assignment in trust of, the whole or any part of the property and assets of the corporation, real or personal, whether at the time owned or thereafter acquired, including contracts, choses in action and other rights, to secure the payment of any bonds, debentures, or notes or other obligations of the corporation and the interest thereon; and to authorize the sale or pledge or other disposition of the bonds, debentures, notes or other obligations of the corporation for its corporate purposes.

The Board of Directors shall also have power, with the consent in writing of the holders of a majority of the stock issued and outstanding having voting power, or upon the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power, to sell, lease, or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as the Board of Directors deems expedient and for the best interests of the corporation; subject, however, to the voting rights of the Preferred Stock as in Article FOURTH hereof provided and to any voting rights created for the benefit of any series of Preferred Stock by any resolution or resolutions of the Board of Directors providing for the issue of Preferred Stock adopted as in Article FOURTH hereof authorized.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject, nevertheless, to the provisions of the statutes of Delaware, of the Restated Certificate of Incorporation, and amendments thereto, and other contracts of the corporation, and by-laws.

NINTH: No stockholder shall be entitled as a matter of right to subscribe for, purchase or receive any shares of the stock or any rights or options of the corporation which it may issue or sell, whether out of the number of shares authorized by this Restated Certificate of Incorporation, or by any amendment thereof, or out of the shares of stock of the corporation acquired by it after the issuance thereof, nor shall any stockholder be entitled as a matter of right to purchase or subscribe for or receive any bonds, debentures, or other obligations which the corporation may issue or sell that shall be convertible into or exchangeable for stock or to which shall be attached or appertain any warrant or warrants or other instrument or instruments that shall confer upon the holder or owner of such obligations the right to subscribe for or purchase from the corporation any shares of its capital stock. But all such additional issues of stock, rights or options, or of bonds, debentures, or other obligations convertible into or exchangeable for stock or to which warrants shall be attached or appertain or which shall confer upon the holder the right to subscribe for or purchase any shares of stock, may be issued and disposed of by the Board of Directors to such persons and upon such terms as in its absolute discretion it may deem advisable.

TENTH: The minimum amount of capital with which the corporation will commence business is One Thousand and No/100
Dollars ($1,000.00).

ELEVENTH: Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders. Special meetings of stockholders of the corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) or by the holders of not less than a majority of the voting power of all of the then-outstanding shares of Voting Stock.

TWELFTH:  To the fullest extent permitted by the Delaware
General Corporation Law, as it now exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this section by the stockholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Southern Union Company has, on this
27th day of May, 1994, caused this Certificate to be signed by Peter H. Kelley, its President, and attested by Dennis K. Morgan, its Secretary, and the corporate seal of said Southern Union Company to be affixed to this Certificate by the said
Dennis K. Morgan.

                                     SOUTHERN UNION COMPANY

(Corporate Seal)

                                     By:  PETER H. KELLEY
                                          ----------------------
                                          Peter H. Kelley
                                          President

ATTEST:


By:  DENNIS K. MORGAN
     ----------------
     Dennis K. Morgan
     Secretary



STATE OF TEXAS  )
                ) ss:
COUNTY OF TRAVIS)


On this 27th day of May, 1994, personally appeared before me, the undersigned, a Notary Public in and for said County, Peter H. Kelley, known to me to be the President of Southern Union Company, a Delaware corporation, who acknowledged that he signed this Restated Certificate of Incorporation (the "Certificate") as such officer for and on behalf of Southern Union Company, that his signing the Certificate was his free act and deed as such officer and was the free act and deed of Southern Union Company, and that the facts stated in the Certificate are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal at Austin, Texas this 27th day of May, 1994.


(Notarial Seal)

                               JOAN K. SHERBENOU
                               -----------------
                               Joan K. Sherbenou
                               Notary Public in and for the State
                                  of Texas